Exhibit 10.17
UNUTILIZED TAX ASSETS SETTLEMENT AGREEMENT
THIS UNUTILIZED INCOME TAX ASSETS SETTLEMENT AGREEMENT (this “Agreement”) is made as of February 24, 2025, by and between Southwest Gas Holdings, Inc., a Delaware corporation (and “Southwest Gas Holdings”), Centuri Holdings, Inc., a Delaware corporation (“Centuri Holdings”), and Centuri Group, Inc., a Nevada corporation and wholly owned subsidiary of Centuri Holdings (“Centuri Group” and, together with Centuri Holdings, the “Centuri Parties”). Southwest Gas Holdings and the Centuri Parties are each hereby referred to as a “Party” and, collectively (the “Parties”).
RECITALS
WHEREAS, the Centuri Parties were formerly wholly owned subsidiaries of Southwest Gas Holdings and continue to be consolidated subsidiaries of Southwest Gas Holdings for purposes of the Internal Revenue Code of 1986, as amended (the “Code”) and part of a group of entities that file tax returns with Southwest Gas Holdings in respect to either federal, state, local or non-U.S. income taxes for an affiliated group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) (the “Southwest Consolidated or Combined Tax Group”);
WHEREAS, on April 11, 2024, the Parties entered into that certain Separation Agreement, dated as of April 11, 2024 (the “Separation Agreement”), and that certain Tax Matters Agreement, dated as of April 11, 2024 (the “Tax Matters Agreement”);
WHEREAS, as of the date hereof, Southwest Gas Holdings is the beneficial owner of 71,665,592 shares of Centuri Holdings’ common stock, par value $0.01 per share (the “Centuri Common Stock”), which represents approximately 81.0% of the outstanding Centuri Common Stock;
WHEREAS, Southwest Gas Holdings may dispose of its remaining shares of Centuri Common Stock, and, at the time Southwest Gas Holdings reduces its ownership of the Centuri Common Stock or other changes occur to effect a Deconsolidation (as defined below), the Centuri Parties will cease to be part of the Southwest Consolidated or Combined Tax Group for federal income tax purposes under the Code and at such time or a later time for applicable state income tax purposes, without regard to whether the Centuri Parties continue to be consolidated for Southwest Gas Holdings’ financial statement reporting purposes;
WHEREAS, the Centuri Parties have made payments for the Centuri Separate Tax Liabilities (as defined in the Tax Matters Agreement) and will continue to do so until a Deconsolidation (as applicable) occurs with respect to the tax at issue;
WHEREAS, during the time that the Centuri Parties have been part of the Southwest Consolidated or Combined Tax Group, certain payments have been or will be made by Southwest Gas Holdings to the Centuri Parties, or effectively deemed paid by Southwest Gas Holdings to the Centuri Parties by permitting the Centuri Parties to reduce their tax payments to Southwest Gas Holdings and predecessors related thereto as a result of certain tax attributes, including net operating losses (“NOLs”), that would be available to the Centuri Parties if they were a stand-alone taxpayer, but were not actually utilized by the Southwest Consolidated or Combined Tax Group as of the date of such Deconsolidation (the amount of such payments or effective payments, the “Amounts”), for U.S. federal and state tax attributes created by the Centuri Parties and not utilized by the Southwest Consolidated or Combined Tax Group (the “Unutilized Tax Assets”), but available for utilization by the Centuri Parties upon and after a Deconsolidation;
WHEREAS, upon a Deconsolidation, the Southwest Consolidated or Combined Tax Group will no longer be able to benefit from the Unutilized Tax Assets to the extent such Unutilized Tax Assets are included within the NOLs or tax credits allocated to the Centuri Parties upon a Deconsolidation under Treasury Regulation 1.1502-21 or similar provision of state or local law;

WHEREAS, the specific treatment of the Amounts to Southwest Gas Holdings by the Centuri Parties for the Unutilized Tax Assets upon the Deconsolidation of the Southwest Consolidated or Combined Tax Group is not specifically detailed in the Separation Agreement or the Tax Matters Agreement; and
WHEREAS, the Parties desire to enter into this Agreement to formalize and memorialize the treatment of the Amounts in respect of the Unutilized Tax Assets upon any Deconsolidation.
NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained in this Agreement, the Parties agree as follows:
1.    Upon any Deconsolidation, the tax effected amount of Unutilized Tax Assets, which such amount shall be adjusted for payments, or effective payments (through the reduction in the Centuri Parties’ tax payments) made pursuant to the Tax Matters Agreement of Amounts by Southwest Gas Holdings to the Centuri Parties between the date of this Agreement and any Deconsolidation, will be treated as deemed capital contributions by Southwest Gas Holdings to the Centuri Parties in all respects.
2.    Southwest Gas Holdings will estimate the tax effected amount of the Unutilized Tax Assets, and therefore, the magnitude of the capital contributions, for financial statement recognition purposes in connection with any Deconsolidation, and will adjust such amounts (upward or downward) based on a final determination of the actual amount of the tax effected amount of the Unutilized Tax Assets as of the date of filing of the final tax return of the Southwest Consolidated Tax Group for the taxable year including the applicable Deconsolidation. The tax effected amounts will be computed as determined by Southwest Gas Holdings in its sole discretion in accordance with its historic practices.
3.    The Parties hereby agree that, notwithstanding the terms, or absence thereof, of the Separation Agreement and the Tax Matters Agreement, the treatment of the Unrealized Tax Assets between the Parties pursuant to paragraph 1 of this Agreement shall govern the treatment of the Unutilized Tax Assets upon Deconsolidation between the Parties and no payment shall be required by the Centuri Group to Southwest Gas Holdings or its subsidiaries with respect to the Unutilized Tax Assets. The Separation Agreement and Tax Matters Agreement (including, for the avoidance of doubt, the allocation of tax liabilities set forth in Section 2.1 of the Tax Matters Agreement and the associated indemnification obligation under Article V of the Tax Matters Agreement) otherwise remain in full force and effect. Except for the express obligations of the Centuri Group or Southwest Gas Holdings under this Agreement, for and in consideration of the treatment of the Unutilized Tax Assets pursuant to this Agreement and effective as of the date of this Agreement, (a) Southwest Gas Holdings hereby absolutely and unconditionally releases, acquits and forever discharges, and covenants not to sue, and shall cause each of its affiliates to absolutely and unconditionally release, acquit and forever discharge and covenant not to sue, the Centuri Group and each of its affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, and (b) the Centuri Group hereby absolutely and unconditionally releases, acquits and forever discharges, and covenants not to sue, and shall cause each of its affiliates (other than Southwest Gas Holdings) to absolutely and unconditionally release, acquit and forever discharge and covenant not to sue, Southwest Gas Holdings and each of its affiliates, each of their present and former officers, directors, managers, employees and agents and each of their respective heirs, executors, administrators, successors and assigns, in the case of each of clauses (a) and (b), from any and all costs, expenses, damages, debts or any other obligations, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the treatment of the Unutilized Tax Assets pursuant to this Agreement or payments resulting from the Unutilized Tax Assets due to any Deconsolidation other than allocation of tax liabilities set forth in Section 2.1 of the Tax Matters Agreement and associated indemnification obligation under Article V of the Tax Matters Agreement.
4.    The Parties hereby agree and intend that the amount of tax attributes (including NOLs) allocated to the Centuri Parties pursuant to Treasury Regulation 1.1502-21 after the execution of this Agreement and making of any deemed capital contribution in respect of Unutilized Tax Attributes shall be the same amount of such tax attributes that would have been allocated to the Centuri Parties pursuant to Treasury Regulation 1.1502-21 if the Parties had not entered into this Agreement or made any deemed capital contribution described in this Agreement.
5.    For purposes of this Agreement, the term “Deconsolidation” shall mean, with respect to federal and state tax laws, any transfer or other disposition of Centuri Common Stock, change or shift in voting power, or other event or change in law or circumstance that causes Centuri to fail to qualify, for purposes of such federal or state tax laws, applicable, as a member of Southwest Consolidated or Combined Tax Group. The determination of a “Deconsolidation” for purposes of this Agreement shall be distinct from any determination as to whether Centuri or any member of the Centuri Group shall remain consolidated for financial accounting purposes with Southwest Gas Holdings or any member of the Southwest Consolidated or Combined Tax Group.
6.    Miscellaneous.
(a)    Termination. This Agreement shall terminate and be of no further force or effect (except for those terms that expressly survive such termination) upon the written consent of each of the Parties.
(b)    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing, together with a copy by electronic mail (which shall not constitute notice), and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, by registered or certified mail (postage prepaid, return receipt requested) or by email to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 5(b):
If to Southwest Gas Holdings, to:
Southwest Gas Holdings, Inc.
8360 S. Durango Dr.
Post Office Box 98510
Las Vegas, Nevada 89113
Attention: Chief Legal Officer
E-mail: catherine.mazzeo@swgas.com

If to the Centuri Parties, to:

Centuri Group, Inc.
19820 N. 7th Ave., Ste. 120
Phoenix, Arizona 85024
Attention: Chief Legal & Administrative Officer
E-mail: jwilcock@centuri.com

A Party may, by notice to the other Party, change the address to which such notices are to be given or made.
(c)    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto; provided, further, that a Party may assign this Agreement or any or all of the rights, interests and obligations hereunder in connection with a merger, divisive merger, reorganization or consolidation transaction in which such Party is a constituent party but not the surviving entity or the sale by such Party of all or substantially all of its assets, so long as the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such assets shall assume all the obligations of the relevant Party by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

(d)    Third-Party Beneficiaries. (i) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any person except the Parties any rights or remedies hereunder, and (ii) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
(e)     Amendment. This Agreement shall not be modified except by the written agreement of each of the Parties, nor shall any waiver be effective against any party unless in writing and executed by such Party.
(f)    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware.
(g)    Conflicts. In the event of any conflict between any term or provision of this Agreement and any term or provisions set forth in any other agreement among the Parties, such term or provisions of this Agreement shall prevail over such term or provision set forth in such other agreement.
(h)    Counterparts, Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as the date first written above.

Southwest Gas Holdings, Inc.
a Delaware corporation
By:	/s/ Robert J. Stefani
Name:	Robert J. Stefani
Title:	Senior Vice President/Chief Financial Officer

Centuri Holdings, Inc.
a Delaware corporation
By:	/s/ Gregory A. Izenstark
Name:	Gregory A. Izenstark
Title:	Executive Vice President, Chief Financial Officer

Centuri Group, Inc.
a Nevada corporation
By:	/s/ Gregory A. Izenstark
Name:	Gregory A. Izenstark
Title:	Executive Vice President, Chief Financial Officer

Signature Page to Unutilized Tax Assets Settlement Agreement